Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO NEW YORK TAX-FREE INCOME FUND

A Special Meeting ("Meeting") of Shareholders of Morgan Stanley New York Tax-Free Income Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                        Votes       Votes        Broker
Matter                                                  Votes For      Against     Abstain     Non-Votes
------                                                 -----------   ----------   ----------   ---------
(1) Approve an Agreement and Plan of Reorganization.    3,495,168      240,840     294,667         0